Exhibit 99.1

CONTACT:                  Edward Heffernan
                                        Chief Financial Officer
                                        Alliance Data Systems
                                        Tel: 972-348-5196

                                        Stephanie Prince
                                        Morgen-Walke Associates, Inc.
                                        Tel: 212-850-5600

                                        Press: Tony Good
                                        Tel: 972-348-5425

ALLIANCE DATA SYSTEMS COMMENTS ON THIRD QUARTER; REAFFIRMS 2001 GUIDANCE

*Board of Directors Authorizes One Million Share Buyback

Dallas, TX, September 20, 2001 – Alliance Data Systems Corp. (NYSE: ADS), a leading provider of transaction services, credit services and marketing services, today announced that results for the third quarter ending September 30, 2001 will be in-line with current analyst estimates.  The Company anticipates revenue of approximately $200 million and EBITDA of approximately $32 million, resulting in cash earnings of $0.11 per share.  Additionally, the Company reaffirmed its guidance for the full year ending December 31, 2001 at approximately $770 million revenue, EBITDA in the low $120s million, and cash earnings in the low $30s million or around $0.51 per share.

The Company also announced that its Board of Directors has authorized a one million share repurchase program over the next six months. Under the repurchase program, the  Company anticipates that the stock will be purchased through privately negotiated transactions or on the open market.  The repurchase program’s terms have been structured to comply with the SEC’s Rule 10b-18, subject to market conditions, and other applicable legal requirements.

In addition, the Company’s Top Executives will take part in the buyback.

Alliance Data Systems

Based in Dallas, Alliance Data Systems is a leading provider of transaction services, credit services and marketing services, assisting retail, petroleum, utility and financial services companies in managing the critical interactions between them and their customers. Additionally, Alliance Data operates and markets the largest coalition loyalty program in Canada. All together, each year, the company manages over 2.5 billion transactions and 72 million consumer accounts for some of North America’s most recognizable companies. Alliance Data Systems employs approximately 6,000 associates at more than 20 locations in the United States, Canada and New Zealand. For more information about the company, visit its web site, www.alliancedatasystems.com.

Alliance Data Systems’ Safe Harbor Statement/Forward Looking Statement
Statements contained in this press release which are not historical facts may be forward-looking statements, as the term is defined in the Private Litigation Reform Act of 1995. In some cases, you can identify forward-looking statements by terminology such as "anticipate", "estimate" "expect", "project", "intend", "plan", "believe" and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. In particular, these include, among other things, statements relating to growth strategy, global expansion, use of proceeds, dividend policy, projected capital expenditures, sales and marketing expenses, research and development expenditures, other costs and expenses, revenue, profitability, liquidity and capital resources, and development. Any and all of the forward-looking statements can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. Many factors, including the risks outlined in Alliance Data’s Registration Statement on Form S-1, will be important in determining future results. Actual results may vary materially.

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